Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of November 4, 2014 by and between Valid Soluções e Serviços de Segurança em Meios de Pagamento e Identificação S.A., a company organized in the state of Rio de Janeiro, in the Federative Republic of Brazil (“Valid” or “Buyer”), Elecsys International Corporation, a company incorporated in the state of Kansas in the United States of America (“Elecsys” or “Seller”) and, as consenting parties, StoreID Tecnologia e Desenvolvimento, Ltda., a company organized in the state of São Paulo, in the Federative Republic of Brazil (“StoreID”) and Flávio Oliveira Gonçalves (“Flávio”).

WITNESSETH:

WHEREAS, Buyer desires to purchase, and Seller desires to sell, certain of the Assets (as defined below) of Seller in exchange for the consideration as set forth below, subject to the terms and conditions of this Agreement.

WHEREAS, Buyer shall be responsible for the inventory, transportation and delivery of the Assets at Buyer’s location, subject to the terms and conditions of this Agreement.

WHEREAS, StoreID shall be responsible before Buyer for the assembly of the Assets and start-up of the factory at Buyer’s location, subject to the terms and conditions of this Agreement.

WHEREAS, Seller shall permanently transfer to Flávio, without any conditions or restrictions, the patents listed on Schedule 1 hereto (“Patents”), pursuant to the Patent Assignment Agreement to be entered into beween Flávio and Elecsys (“Patent Assignment Agreement”) and Flávio, on his turn, shall license the use of such Patents to Valid for a minimum term of ten (10) years, pursuant to a separate licensing agreement to be entered into between Flávio and Valid.

WHEREAS, NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                Unless the context otherwise requires, the terms defined in this Section will have the meanings herein specified for all purposes of this Agreement:

(a)              “Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as this Agreement may be from time to time amended, modified or supplemented.

(b)              “Closing of the Transaction” means the transfer, shipment, delivery and start-up of the factory comprised by the Assets, at Buyer’s facility, with the production of two (2) initial lots of RFID Products, with five hundred (500) units each.

(c)              “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

(d)              “Transaction” means the transaction contemplated by this Agreement.

(e)              “U.S. Dollars” or “US$” means the currency of the United States of America.

(f)              “Net Sales Revenue” means any and all sales by the Buyer, or any agent, affiliate, or representative of the Buyer, of RFID Products (as defined in Section 2.1).  Net Sales Revenue shall not include any charges for freight, packing, or insurance if such charges are identified and billed separately; nor shall Net Sales Revenue include charges for taxes or duties on sales or delivery of RFID Products added by any associated governmental authority.

ARTICLE II
ASSETS TO BE PURCHASED

2.1 RFID Products.  For purposes of this Agreement, RFID Products shall be limited to mean those certain products that are specifically referred to by Seller as the Elecsys eXtremeTAG RFID products.  The RFID Products are limited to those listed and described specifically on Schedule 2.1 hereto (collectively, the “RFID Products”).

2.2 Assets.  The assets to be purchased by Buyer from Seller are limited to those exclusively related to the RFID Products, as detailed on Schedule 2.2 hereto (collectively, the “Assets”).  The Assets shall include all inventories of raw material, work-in-progress, and finished goods in Seller’s possession at the closing of the Transaction that are exclusive to the RFID Products as well as all applications, circuit designs, antenna designs, software, source code, documentation describing the function of the RFID Products, instructions for compiling source code into executable code and any other technical or marketing documents or information related to the RFID Products in Seller’s possession at the closing of the Transaction.  All other assets not specifically and exclusively related to the RFID Products shall be retained by Seller.

ARTICLE III
PAYMENTS AND DELIVERY OF ASSETS

3.1 Delivery of the Assets.  Subject to and upon the terms and conditions of this Agreement and pursuant to the delivery schedule agreed upon between the Parties (Schedule 3.1 hereto), Seller hereby assigns, transfers, conveys and delivers to Buyer and Buyer hereby purchases from Seller, the Assets, as defined in Article II. Whereas Buyer shall be responsible for the inventory, packing, shipping and delivery of the Assets at Buyer’s location, pursuant to Section 3.5 (c) below, Seller expressly agrees that the Assets shall be made available to Buyer at Seller’s location, disassembled and ready for packing, pursuant to Schedule 3.1 hereto.

3.2 Initial Purchase Price. In reliance on the representations, warranties and obligations set forth herein and in consideration of Seller’s sale, assignment, transfer and delivery of the Assets to Buyer, Buyer shall pay to Seller (and to Seller only) cash consideration of one million U.S. Dollars (US$1,000,000) (the “Initial Purchase Price”).  All payments to be made by Buyer to Seller shall be made in immediately available funds by wire transfer to an account designated in writing by Seller. The Initial Purchase Price payments are to be made on the following schedule:

(a)              First Payment.  A payment of six hundred thousand U.S. Dollars (US$600.000) shall be transferred to Seller from Buyer in accordance with Schedule 3.1 hereto.  Upon confirmation of the First Payment, Seller shall assign, transfer and set over unto Flávio, his successors and assigns, the entire right, title and interest in and to the Patents, which assignment shall be formalized before the United States Patent and Trademark Office, within the shortest timeframe possible; and,

(b)              Second Payment.  A payment of four hundred thousand U.S. Dollars (US$400,000) shall be transferred to Buyer from Seller upon the Closing of the Transaction.

3.2.1.  Exception made to costs and expenses incurred by Buyer in connection with inventory, packing, shipping, insurance, freight, customs fees, duties, taxes related to the physical transfer of the factory comprised by the Assets to Buyer’s facility, which may be set off by Buyer against the Second Payment of the Initial Purchase Price, the Parties agree that the Initial Purchase Price shall cover all other costs and expenses related to the assembly and start-up of the factory comprised by the Assets, at Buyer’s facility, including StoreID’s compensation for its deliveries as established herein.

3.3 Contingent Payments.

(a)              For the five-year period commencing on the first day of the month following the Closing of the Transaction, Buyer shall pay Seller an amount equal to five percent (5%) of the Net Sales Revenue of all sales of RFID Products to customers, including any related or subsequently developed technologies,  received by Buyer.

(b)              Contingent Payments pursuant to Section 3.3(a) of this Agreement shall be made in cash on a quarterly basis.  Contingent Payments shall be in U. S. Dollars and the selling price, for purposes of computations of such Contingent Payments, shall be converted to U. S. Dollars, when necessary, as of the date when the RFID Products are deemed sold.  Contingent Payments shall be due and paid to Seller within thirty (30) days of the close of each three (3) month period during each calendar year of the term set forth in this Agreement.

(c)              Buyer agrees to keep records of the RFID Products sold in sufficient detail to enable the Contingent Payments by it to Seller to be determined.  Buyer will, on a quarterly basis, provide to Seller a written sales report setting forth for the preceding quarter at least: (i) the number and type of RFID Products sold in such quarter; (ii) a full listing of the Net Sales Revenue received by Buyer in connection with sales of RFID Products; (iii) the amount of payment due to Seller thereon; and (iv) all payments, if any, paid by Buyer for such quarter.  Seller shall keep confidential such reports, and any information provided to it by Buyer in connection with this Agreement.  Upon reasonable notice and during regular business hours, Seller shall be permitted on a periodic basis to have its independent auditors inspect and audit the books and records of Buyer which relate to the determination of the Contingent Payments.  Such audit shall be at the expense of Seller, unless it is determined that the Contingent Payments have been underpaid, in which case the audit shall be at the expense of Buyer.

(d)              The obligations set forth in Section 3.3(a) of this Agreement shall become the obligations of any entity that acquires Buyer or any of the Assets from the Buyer.

3.4 Seller’s Deliveries. Seller shall deliver to Buyer the following:

(a)              Wire transfer instructions regarding delivery of the Initial Purchase Price; and

(b)              Transfer and assignment of the Assets to Buyer; and,

(c)              Such bills of sale, assignments, and other appropriate instruments of transfer as Buyer may reasonably request, all in recordable form, of content reasonably acceptable to Buyer and its counsel and sufficient to vest in Buyer title to all of the Assets, free and clear of all liens, security agreements, charges, or other encumbrances (“Encumbrances”).

3.5 Buyer’s Deliveries.  Buyer shall deliver to Seller the following:

(a)              The Initial Purchase Price by wire transfer in immediately available funds;

(b)              The Contingent Payments, pursuant to Section 3.3 above; and,

(c)              Arrangement for the inventory, packing, shipping and delivery of the Assets at Buyer’s location, pursuant to Section 3.2.1 above.

3.6. StoreID’s Deliveries.  StoreID, as consenting party to this Agreement, shall deliver to Buyer the following:

(a)              Arrangement and payment for the assembly of the Assets at Buyer’s location.  All costs for assembly and start-up of the factory comprised by the Assets are the sole responsibility of StoreID.  Except if otherwise agreed upon in writing by StoreID and Buyer, StoreID shall not have any further obligation with respect to the Assets after their assembly and start-up of the factory, at Buyer’s location.

ARTICLE IV
POST CLOSING AGREEMENTS AND OBLIGATIONS

4.1 On-site Support.  Until the date of the Closing of the Transaction, Seller and StoreID shall provide, to the best of their ability, reasonable on-site technical support and training to assist in the set-up of any equipment Assets described in Schedule 2.2 at Buyer's facility in Brazil, or any other site requested by Buyer that is outside the Seller’s facility.  Buyer shall provide reasonable advance request for such support, whereas all actual travel related expenses incurred by Seller and StoreID’s employees are already included in the Initial Purchase Price.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

5.1 Organization.  Seller is a corporation duly organized, validly existing and in good standing, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transaction contemplated hereby.  Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification.

5.2 Authorization.  The execution and delivery of this Agreement by Seller, and the agreements provided for herein, and the consummation by Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action.  This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transaction contemplated hereby to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  The execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of the transaction contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Seller; (ii) violate the provisions of the Articles of Incorporation or the Bylaws of Seller; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Assets pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Seller is a party or by which Seller or any of the Assets is or may be bound.  Seller has obtained all approvals, consents and authorizations that are required in connection with the consummation by Seller of the transaction contemplated by this Agreement.

5.3 Ownership of the Assets and Patents.  Seller is the true and lawful owner of the Assets and Patents and has the right to sell and transfer to Buyer (and Flávio, with respect to the Patents) good, clear, record and marketable title to the Assets and Patents, free and clear of all Encumbrances of any kind.  The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Buyer, free and clear of all Encumbrances.  Seller has transferred to Flávio and Buyer, pursuant to the terms hereunder, all intellectual property required for the production of the RFID Products and shall not, as of the date hereof, transfer, assign or license any know how or technology related to the RFID Products to any other party or third parties.

5.4 Litigation.  Seller is not a party to and has not been threatened with, and none of the Assets is subject to, any litigation, suit, action, investigation, proceeding or controversy, including any infringement claims relating to or affecting the Assets.  Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

5.5 RFID Products.  Seller has the right to transfer all rights to the RFID Products to Buyer without the consent or approval of any third party.  Seller has no disputes with or claims against any third party for infringement by such third party of any of the RFID Products.  Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the RFID Products.

5.6 Acquired Assets Complete.  The Assets are, when utilized in conjunction with industry standard equipment, tools, and services, and by a labor force substantially similar to that employed by Seller on the date hereof, adequate to produce the RFID Products as currently produced by Seller in quantities similar to those previously manufactured by Seller.  The RFID Products, if properly manufactured, will meet the RFID Product technical specifications documented by Seller on the date hereof.  Seller does not represent that the RFID Products are fit for any particular use or application.

5.7 Asset Condition.  The tangible Assets have been subject to the effects of ordinary wear and tear and depreciation arising from use over a period of time.  Buyer has had the opportunity to review the tangible Assets and understands that they are being provided in “as is” condition.  This Agreement does not impose any obligation, whatsoever, to support the serviceability of the tangible Assets after the transaction.

5.8 Regulatory Approvals.  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Seller and that are necessary for the execution and delivery by Seller of this Agreement and the documents to be executed and delivered by Seller in connection herewith have been obtained and satisfied.

5.9 Disclosure.  No representation or warranty by Seller in this Agreement or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, nor any operational data furnished to Buyer contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Organization and Authority.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transaction contemplated hereby and thereby.

6.2 Authorization.  The execution and delivery of this Agreement by Buyer, and the agreements provided for herein, and the consummation by Buyer of the transaction contemplated hereby, have been duly authorized by all requisite corporate action.  This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transaction contemplated hereby constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by Buyer of the transaction contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Buyer; (ii) violate the provisions of Buyer’s Rules or Bylaws; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which Buyer or its stockholders are or may be bound.

6.3 Regulatory Approvals.  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation of the transaction contemplated by this Agreement have been obtained and satisfied.

6.4 Disclosure.  No representation or warranty by Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF STOREID

StoreID hereby represents and warrants to Buyer as follows:

7.1 Organization and Authority.  StoreID is an entity duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transaction contemplated hereby and thereby.

7.2 Authorization.  The execution and delivery of this Agreement by StoreID, and the agreements provided for herein, and the consummation by StoreID of the transaction contemplated hereby, have been duly authorized by all requisite corporate action.  This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the Transaction contemplated hereby constitute the valid and legally binding obligations of StoreID, enforceable against StoreID in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by StoreID of the transaction contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to StoreID; (ii) violate the provisions of StoreID’s Rules or Bylaws; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of StoreID pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which StoreID or its stockholders are or may be bound.

7.3 Regulatory Approvals.  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by StoreID and which are necessary for the consummation of the transaction contemplated by this Agreement have been obtained and satisfied.

7.4 Disclosure.  No representation or warranty by StoreID in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

7.5 Acquired Assets Complete.  After completion of the inventory of the Assets prior to shipping, StoreID, with the technical support of Flávio, shall issue a statement to Buyer confirming that the Assets are, when utilized in conjunction with industry standard equipment, tools, and services, and by a labor force substantially similar to that employed by Seller on the date hereof, adequate to produce the RFID Products as currently produced by Seller in quantities similar to those previously manufactured by Seller.

ARTICLE VIII
INDEMINIFICATION

8.1 Seller’s Indemnification.  Seller agrees to defend, indemnify and hold harmless Buyer against, and in respect of, any and all loss, liability and expense resulting from: (i) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Elecsys under this Agreement; (ii) any liabilities, accounts payable or other obligations relating to its use of the Assets or its conduct of the ongoing business; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, tax deficiencies, judgments, costs and expenses (including attorneys’ fees) incident to any of the foregoing provisions.

8.2 StoreID’s Indemnification.  StoreID agrees to defend, indemnify and hold harmless Buyer against, and in respect of, any and all loss, liability and expense resulting from: (i) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by StoreID and/or Flávio under this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, assessments, tax deficiencies, judgments, costs and expenses (including attorneys’ fees) incident to any of the foregoing provisions.

8.3 Buyer’s Indemnification.  Buyer agrees to defend, indemnify and hold harmless Elecsys andStoreID against, and in respect of, any and all loss, liability and expense resulting from (i) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Buyer under this Agreement, and (ii) any act or negligence of Buyer, its officers, employees, and agents occurring subsequent to the closing of this Transaction and directly related to its use of the Assets or its conduct of the ongoing business.

ARTICLE IX
COVENANTS

9.1 No Securities Trading.  Buyer, StoreID and Flávio acknowledge that Seller is a publicly-held company in the United States of America and that either (i) the improper dissemination of information concerning this transaction or this Agreement, or (ii) trading in Seller’s stock by any party to this Agreement or any party receiving information from any party to this Agreement prior to proper public release or announcement of this transaction could result in violation of the insider trading regulations of the Securities and Exchange Commission of the United States.  Accordingly, Buyer, StoreID and Flávio agree not to disseminate any information concerning this Transaction and agree not to trade in Seller’s stock until the public announcement of this Agreement or the Transaction.

9.2 Public Announcements.  Buyer, StoreID and Flávio agree that, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by Buyer will be subject to the approval of the Seller, which approval will not be unreasonably withheld.

ARTICLE X
MISCELLANEOUS

10.1 Survival of Representations and Warranties.  All representations and warranties made by Buyer, Seller and StoreID hereunder shall survive for a period of twelve (12) months following the execution of this Agreement.

10.2 Expenses.  Each party to this Agreement shall pay its own expenses incidental to the negotiation, preparation, execution and performance of this Agreement and the transaction contemplated hereby, including, but not limited to, the fees and expenses of their respective legal counsel, brokers and accountants.  In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party’s reasonable litigation costs and attorney fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

10.3 Notices.  All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date of delivery, if delivered to the persons identified below, (ii) on the second business day, if delivered by a reputable overnight carrier, (iii) on the date of the return receipt acknowledgment after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) on the date such transmission is made and confirmation of receipt obtained, if sent via either e-mail or facsimile, addressed as follows:

If to Seller:
Elecsys International Corporation
846 N. Mart-Way Court
Olathe, Kansas 66061
United States of America
Attention: Karl Gemperli
e-mail: gemperli@elecsyscorp.com
Facsimile: +1 (913) 647-0132

If to Buyer:
Valid Soluções e Serviços de Segurança em Meios de Pagamento e Identificação S.A.
Rua Peter Lund, nº 146, São Cristóvão
Rio de Janeiro/RJ
Federative Republic of Brazil
Attention: Sueli Duarte Uliana
e-mail: sueli.duarte@valid.com.br
Facsimile: + 55 15 3412-6102

If to StoreID and/or Flávio:
StoreID Tecnologia e Desenvolvimento Ltda.
Rua São João, 432
Vila Santa Antônio
Cotia/SP Zip Code 06708-420
Federative Republic of Brazil
Attention: André Monteiro Alckmin
e-mail: andre.alckmin@storeid.com.br
Facsimile: + 55 11 4612-3070

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.3.

10.4 Amendment and Waiver.  This Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, modification or waiver is sought. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only in the manner set forth in the foregoing sentence, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

10.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.6 Entire Agreement. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated by this Agreement. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

10.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

10.8 Binding Effect: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned or transferred by either Party without the other Party's prior written consent, provided that, in no event shall any assignment relieve the assignor of its obligations under this Agreement

10.9 No Third‑Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement except as expressly provided hereunder.

10.10 No Partnership; No Joint Labor Liabilities. Exception made to the Supplementary Reseller Agreement, no term contained in this Agreement and no action conducted pursuant to these terms and conditions is intended to create or shall be construed as creating any partnership, joint venture or employer-employee relationship between Seller,  Buyer and StoreID.  The parties hereto shall not be considered jointly liable for labor and social security obligations arising from or exclusively related to the other party’s employees, supervisors, managers, officers or Board members.

10.11 Confidentiality. Each party to this Agreement will, and will cause their affiliates to, hold in confidence all information relating to the other party's assets, liabilities, business or affairs, or those of affiliates, which is received by a party ("Receiving Party") in the course of this Agreement. If such confidential information is requested pursuant to a summons or any other legal proceeding, the Receiving Party immediately shall notify the other party that it has received such summons or other legal proceeding demanding the disclosure of such confidential information so that the other Party may bring any recourse available to it to defend its rights. The Receiving Party will make the same effort to safeguard such information of the other Party as it does to protect its own proprietary data. The Receiving Party shall be responsible for actions performed by its employees and representatives under its management and control regarding such information. Except as provided herein, the Receiving Party will not use any proprietary information regarding the other Party for its own benefit or that of any affiliate.  Except as provided herein, neither party may use the confidential information of the other Party to sell any product or service without the other Party's prior written approval. The parties' obligations under this Section 10.11 will remain in force for 5 (five) years after expiration of this Agreement.

10.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together‑shall be deemed an original of this Agreement.

10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in the United States of America.

10.14 Choice of Forum.  The Parties to this Agreement agree that any dispute arising among them under the terms of this Agreement, or out of the duties to be performed by the Parties to this Agreement, shall be resolved in the courts of the State of New York in the United States of America.  Those courts shall apply the whole law of the State of New York, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, Buyer, Seller, Store ID and Flávio have executed this Agreement as of the date first above written.

ELECSYS INTERNATIONAL CORPORATION

By:
Name: Karl B. Gemperli
Title: President and Chief Executive Officer

VALID SOLUÇÕES E SERVIÇOS DE SEGURANÇA EM MEIOS DE PAGAMENTO E IDENTIFICAÇÃO S.A.

By:
Name:
Title:

STOREID TECNOLOGIA E DESENVOLVIMENTO LTDA.

By:
Name: André Monteiro Alckmin
Title: Legal Representative

FLÁVIO OLIVEIRA GONÇALVES

Schedule 1

Patents
US 6,891,475 Low-Power Passive Transponder
US 7,014,111 High Sensitivity Reader for Passive Transponders
US 7,240,838 Transponder and Reader System
US 7,423,531 Electronic Label for the Identification of Containers, and Container and Nozzle Top Comprising One Such Label
US 8,012,674 Transponder and Tool for Reading and/or Writing Data in Said Transponder

Schedule 2.1

“RFID Products”
Elecsys Stock Code	Description
MB-103-0025	RFID Tag, Half Metal, 42mm
MB-103-0037	RFID Tag, Full Metal, 7.4mm
MB-103-0037-HT	RFID Tag, Full Metal, 7.4mm, High Temperature/High Pressure
MB-103-0054	RFID Tag, Half Metal, 6.6mm
MB-103-0055	RFID Tag, Plastic, 5.6mm

01-0055-00	RFID Reader, USB Pen
MB-103-205-0031	RFID Reader, Wireless Zigbee w/ Access